Exhibit 3.23
CERTIFICATE OF FORMATION
OF
BIG R PROCUREMENT COMPANY, LLC
     1. The name of the limited liability company is Big R Procurement Company, LLC.
     2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Big R Procurement Company, LLC this 28th day of December, 1999.

/s/ Fred T. Grant, Jr.
Fred T Grant, Jr., Authorized Representative

CERTIFICATE OF AMENDMENT TO CERTIFICATE OF FORMATION
OF
BIG R PROCUREMENT COMPANY, LLC

     BIG R PROCUREMENT COMPANY, LLC (hereinafter called the “company”), a limited liability company organized and existing under and by virtue of the Limited Liability Company Act of the State of Delaware, does hereby certify:
     1. The name of the limited liability company is BIG R PROCUREMENT COMPANY, LLC
     2. The certificate of formation of the company is hereby amended by striking out Article 2 by substituting in lieu of said Article the following new Article:
“2. The address and name of the registered office of the LLC in the state of Delaware is 9 East Loockerman Street, City Dover 19901, County of Kent, National Registered Agents, Inc.”
IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 10 day of November, 2000.

/s/ Janet J. Gleitz
Janet J. Gleitz, Secretary